Dated 5 July 2024

NATURE WOOD GROUP LIMITED

AND

SONG HUBEI

SERVICE AGREEMENT

THIS AGREEMENT ("**Agreement**") is made on 5 July 2024

BETWEEN:

(1) **NATURE WOOD GROUP LIMITED**, a company incorporated under the laws of British Virgin Islands, the registered office of which is at 4th Floor, Water's Edgar Building Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands. ("**Company**"); and

(2) **SONG Hubei**, holder of PRC Identity Card No. [*], address of [*] ("**Executive**").

IT IS AGREED as follows:

1. Interpretation

1.1 In this Agreement, the following terms and expressions shall have the following meaning:

"Articles of Association"	the articles of association of the Company;
"Board"	the board of directors of the Company from time to time;
"Compensation Committee"	the compensation committee of the Company from time to time
"Effective Date"	the effective date of this Agreement, i.e. 5 July 2024;
"Group"	the Company and its subsidiaries from time to time;
"HK$"	Hong Kong dollars, the lawful currency of Hong Kong;
"month"	calendar month;
"PRC"	the People's Republic of China;

1.2 References to Clauses are references to clauses or sub-clauses of this Agreement.

1.3 Headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

1.4 Reference to any Ordinance, regulation or other statutory provision includes reference to such Ordinance, regulation or provision as, from time to time amended, modified, supplemented or re-enacted, and includes subsidiary legislation made thereunder.

1.5 Reference to acts done, decision taken and approvals and consents given by the Board shall mean such acts, decisions, approvals and consents which are approved by a simple majority of those members of the Board (or a duly authorised committee thereof) present and entitled to vote at a duly held meeting of the Board (or such committee).

3. Appointment and term

3.1 The Company hereby appoints the Executive and the Executive hereby accepts this appointment as the Chief Executive Officer of the Company on the terms and conditions set out in this Agreement and subject to the Articles of Association of the Company (if applicable), all other applicable laws and regulations and the Company's internal policies and procedures, from time to time in force (collectively, the "**Rules and Regulations**"). The effective date of this appointment is on 5 July 2024.

3.2 The Executive's employment under this Agreement shall continue until terminated by either party in accordance with Clauses 6.1 or 6.3.

3.3 The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder.

4. Duties and responsibilities

4.1 The Executive shall, according to the best of his skills and abilities, serve the Company in the capacity of the Chief Executive Officer of the Company, perform duties and responsibilities as generally and reasonably required and expected by the Board from time to time.

5. *Remuneration package*

5.1 In consideration of the performance of the Executive of his duties and responsibilities under this Agreement, the Company shall pay to the Executive a salary of HK$1.00 per annum plus a discretionary bonus as may be determined by the Company from time to time.

5.3 Unless otherwise determined by the Compensation Committee and the Board from time to time, the Executive shall, during the term of this Agreement, be entitled to the benefits set out below:

(a) Reimbursements of business expenses reasonably and necessarily incurred in connection with the performance of the Executive's duties;

(b) Reimbursements of business travelling expenses in Hong Kong, the PRC and other parts of the world reasonably and necessarily incurred in connection with the performance of the Executive's duties; and

(c) Share option benefits as determined by the Board and the Compensation Committee from time to time.

6. *Termination of this Agreement*

6.1 Subject to Clause 6.3, during the term of this Agreement, each party shall have the right to terminate this Agreement by giving at least 3 months' prior notice in writing to the other party.

6.2 In the event of termination under Clause 6.1, the Executive shall have the right to claim the Group for any fee, salary, bonus, allowance, expense reimbursement, compensation or share of profits in relation to the provision of services and performance of duties under the terms of this Agreement.

6.3 This Agreement may be terminated with immediate effect and without any compensation by the Company by notice in writing if the Executive:

(a) is prohibited or disqualified from acting as an executive officer of the Company under any applicable law, and the Board of the Company is of the view that the retention of office by the Executive is prejudicial to the interests of the Group

or its shareholders;

(b) is guilty of any gross misconduct or wilful neglect of duty or commits any material breach of the terms of this Agreement (or, in the case of a breach which is capable of remedy, fails to remedy such breach to the satisfaction of the Board within 15 days of being called upon to do so in writing by the Board);

(c) is guilty of conduct likely to bring himself or any member of the Group into disrepute;

(d) becomes bankrupt or makes any arrangement or composition with his creditors or has a receiving order made against him;

(e) is convicted of any criminal offence involving dishonesty, or the specified penalty for which includes imprisonment (other than an offence which, in the reasonable opinion of the Board, does not affect his position in the Group);

(f) persistently refuses to carry out any reasonable lawful order given to him in the course of his employment or persistently fails to attend diligently to his duties under this Agreement;

(g) is absent (other than during periods of holiday or sick leave entitled under this Agreement) for an aggregate period exceeding 60 working days in any 12-month period;

(h) becomes a lunatic or of unsound mind; or

(i) improperly divulge to any unauthorised person any Confidential Information or any other business secret or details of the organisation, business or clientele of the Group.

7. ***Confidentiality***

7.1 The Executive shall not at any time, whether during the term of his employment or at any time thereafter, use, take away, conceal, destroy, or retain for his own advantage or the advantage of any other person, or to the detriment of any member or associated company of the Group (being a company which controls 20% or more of the voting shares of any member of the Group of which the other 20% or more of the voting

shares in such company are controlled by any member of the Group), or (save only to the extent as is required by relevant law, the requirements of regulatory requirements, or as is authorised by the Board) divulge or communicate to or cause or enable any third party to become aware of or use any:

(a) financial, business or trading information or other confidential or personal information which the Executive may receive or obtain in relation to the business, finances, dealings or affairs of any member of the Group, including any information regarding the projects or other technical data or finances, contractual arrangements, employees or agents of any member of the Group;

(b) trade secrets (including trade knowledge) and confidential know-how of or relating to any member of the Group or any of its businesses; or

(c) information imparted to the Executive on the express basis that it is confidential (together with the sub-paragraphs (a) and (b), collectively referred to as **"Confidential Information"**),

provided that disclosures to employees or directors of the Group or advisers and other agents employed by the Group who owe a duty of confidentiality to the Group do not fall within this restriction if any such disclosures are necessary for the performance of your responsibilities as a director of the Company.

7.2 Confidential Information does not include any information or material which is in the public domain other than as a result of a breach by the Executive of Clause 7.1.

7.3 All documents, records, correspondence, price lists, accounts, statistics, equipment or other property relating to the Confidential Information and the businesses or affairs of the Company or any other member or associated company of the Group kept in the possession or under the control of the Executive and all copies thereof or extracts therefrom (in whatever form they may be kept) made by or on behalf of the Executive are and shall remain the property of the Company or such other member or associated company of the Group (as the case maybe), and shall be handed over by the Executive to the Company from time to time on demand and in any event forthwith upon termination of this Agreement, and the Executive shall not retain any copy thereof.

8. Outside interest

8.1 Subject to clause 9.3 and save with prior written consent of the Board, the Executive shall not during the term of his employment:

(a) become a director or a chief executive of one or more companies outside the Group; or

(b) be concerned with or interested directly or indirectly in any business, trade or offices of a similar nature to or competitive with that carried on by the Group.

8.2 Any dispute regarding any matter provided for in clause 8.1 shall be decided by the Board, whose decision shall be final and conclusive as between the parties. The Executive shall furnish to the Company with such information as the Board may require in connection with any such matter.

9. Restrictive Covenants

9.1 The Executive hereby covenants with and undertakes to the Company that he shall not, and that he will procure that none of his associates will, either alone or jointly with or as manager, agent, representative, consultant, partner or employee for or of any person, directly or indirectly:

(a) at any time during the term of employment or within two (2) years from the termination date of his employment (**"Termination Date"**):

(i) engage, employ or solicit for employment by any person in any business, any employee, former employee, agent or former agent of any member of the Group (save and except relatives of the Executive and former employees whose employment with the Group has been terminated for a period of not less than one (1) year prior to the Termination Date); or

(ii) be interested in, or in any project or proposal for the acquisition or development of or investment in any business or asset which any member of the Group was during the term of employment considering to acquire or develop, or in which it was considering to invest, unless the said member of the Group shall have decided against such acquisition, development or investment or invited the Executive or his associates in writing to participate in, or consented in writing to the Executive or his associates' acquisition or development of or investment in, such business or asset; or

(iii) be engaged or interested in or concerned with any business in Hong Kong or the PRC which is in any respect in competition with or similar to any business of any member of the Group as at the Termination Date or any time in the year prior thereto; or

(iv) endeavour to procure orders from, do business with or entice away from any member of the Group, any person who at any time during the year preceding the Termination Date was a customer, supplier or contractor of any members of the Group, provided that this sub-clause shall not apply to endeavours to procure orders not relating to, or do business not similar to, the business or businesses of the Group from time to time;

(b) at any time after the Termination Date, in Hong Kong or any other part of the world use the name or trading style of any member of the Group or represent himself or themselves as carrying on any business of any member of the Group or continuing or being connected with any member of the Group or its business for any purpose whatsoever.

9.2 The Company hereby covenants with and undertakes to the Executive that the members of the Group will not, after termination of his employment, use the Executive's name or represent that the Executive is carrying on or continuing to be or being connected with the Group or its business, whether in Hong Kong or elsewhere.

9.3 Nothing in clause 8.1 and 9.1 shall apply to:-

(a) the continuing involvement or any involvement by the Executive or any of his associates in:

(i) any business in which he or any of his associates are at the Effective Date directly or indirectly interested which, prior to the date of commencing his employment, has been disclosed in writing to the Board; or

(ii) any business in which he or any of his associates have, whether before or after the date of commencing his employment, a direct or indirect interest or connection which has been disclosed in writing to and approved by the Board; or

(b) the direct or indirect holding of any securities listed on a stock exchange where

the total voting rights exercisable at general meetings of the company concerned as represented by such holding do not exceed five (5) per cent of the total voting rights attaching to the securities of the same class as that held by the Executive and/or his associates; or

(c) the holding by the Executive or any of his associates of any securities of any member of the Group.

9.4 While the restrictions contained in clause 9.1 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to be unenforceable as going beyond what is reasonable in all the circumstances for the protection of the legitimate business interests of the Group, or for any other reason whatsoever, but would be adjudged to be enforceable if any particular restriction or restrictions were deleted, or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions contained in clause 9.1 shall apply with such deletion, restriction or limitation as the case may be.

9.5 Each of the paragraphs of clause 9.1 shall be deemed to constitute a separate agreement and shall be construed independently of each other.

10. Amendment

10.1 The parties hereto may not amend the terms of this Agreement unless in writing and signed by the parties hereto.

11. Indemnity

11.1 The Company agrees to indemnify and hold harmless the Executive on demand from and against any and all losses, claims, damages, liabilities, and expenses, including without limitation, any proceedings brought against the Executive, arising from the proper performance of his duties in connection with his appointment under this Agreement, so far as permitted by law and the Articles of Association, except in any case where the matter in respect of which indemnification is sought under this clause was caused by the wilful default or wilful neglect of the Executive or any other matter referred to in clause 6.3 (irrespective of whether the Company terminates this Agreement thereunder).

11.2 The Company shall, if so required by the Executive and so far as is permitted by law,

during the term of this Agreement take out and maintain for the benefit of the Executive an insurance policy against his liability as Chief Executive Officer of the Company for such an amount and on such terms as to cover as the parties may from time to time reasonably agree.

12. Entire agreement

12.1 This Agreement embodies all the terms and provisions of and relating to the employment of the Executive by the Company and is in substitution for and shall supersede all former and existing agreements or arrangements made orally or in writing for the employment of the Executive by the Company, which shall be deemed to have been cancelled with effect from the date of this Agreement and no party shall have any claim in respect of any such superseded agreements or arrangements.

13. Governing law and jurisdiction

13.1 This Agreement shall be construed in accordance with and governed in all respects by the laws of Hong Kong, and the courts of Hong Kong shall have exclusive jurisdiction over any dispute which may arise in any way in connection with this Agreement.

14. Third Party Rights

14.1 Each of the Company's subsidiaries (the "**Subsidiaries**") may enforce the terms of this Agreement for so long as it remains a subsidiary of the Company, subject to and in accordance with this Agreement and the provisions of the Contracts (Third Parties Rights) Ordinance (Chapter 623 of the Laws of Hong Kong) and the following provisions:

(a) the parties to this Agreement may rescind or vary any provisions of this this Agreement, including this paragraph, at any time without the consent of any of the Subsidiaries; and

(b) each of the Subsidiaries shall be bound by clause 13 as regards a dispute between such Subsidiary and the Executive relating to the enforcement by the relevant Subsidiary of any term of this Agreement.

14.2 Except as provided in clause 14.2, this Agreement does not create any right enforceable by any person who is not a party to this Agreement under the Contracts

(Third Parties Rights) Ordinance (Chapter 623 of the Laws of Hong Kong), but this paragraph does not affect a right or remedy of a third party that exists or is available apart from this ordinance.

The parties hereto have caused the Agreement to be duly executed the day and year first above written.

SIGNED by **SE HOK PAN**)

for and on behalf of)

)

NATURE WOOD GROUP LIMITED)

) ....

SIGNED by)

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SONG HUBEI)

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) ....